Code of Ethics — adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940

A. Personal Trading — General Provisions

You may not engage in, or permit any other person or entity to engage in, any purchase or sale of any security of which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless

•	the transaction is in an exempt security;
•	the transaction is an Exempt Transaction; or
•	you have complied with the procedures set forth in the Code.

An employee has a beneficial interest in a security or account if he or she has the power to vote or sell the security and has a direct or indirect pecuniary interest in that security or account.

The Personal Trading provisions apply to those PMA employees who provide services on behalf of PMA in respect of the Funds (the "relevant employees").

B. Scope of Personal Trading Restrictions

a. Covered Securities

The following list identifies the "Securities" that are deemed subject to the requirements of the Code of Ethics:

Any note, stock, treasury stock, or bond. The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security. It also includes security futures and futures and options on any group or index of Securities.

b. Proprietary Mutual Funds

Purchases and Sales of any proprietary fund currently advised or sub-advised by PMA or affiliated company.

c. Purchases and Sales of all hedge funds / private funds or fund of funds

Please note that while there is no exact definition of the term "hedge fund", they can generally be described as any unregistered, privately-offered, managed pool of capital for wealthy, financially sophisticated investors (for example, long-short funds, funds invested in derivatives, arbitrage, etc.)

e. Accounts

All Beneficially Owned Securities Accounts held by the relevant employees are subject to the policies and procedures herein. Beneficially Owned Securities Accounts include accounts maintained under the name of any relevant employee; accounts having a direct/indirect interest with any relevant employee; accounts maintained under the name of a spouse or a person having a first-degree kinship (e.g., accounts held in a relevant employee's child's name) with a relevant employee and sharing the same household with such relevant employee and such relevant employee facilitates purchase/sell orders or settlements for his/her spouse or such kin.

Relevant employees wishing to open a new brokerage account must obtain pre-approval from the CCO (or his/her designate).

C. Exempt Securities and Transactions

The following are Securities and transactions that are exempt from the requirements under the Code of Ethics ("Exempt Securities"):

•	Securities issued by a government, banker's bills, CD's and other cash equivalents, publicly offered investment funds;

•	Purchases and sales of open and closed end mutual funds not advised or sub-advised by PMA or an PMA affiliated company;

•	Purchases of Securities under dividend reinvestment plans;

•	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership;

•	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership;

•	Dispositions of Securities of a private issuer;

•	Other specific transactions as may be exempted by the CCO based upon a determination that the transaction does not interfere or appear to interfere with making decisions in the best interest of our clients. All requests to exempt a transaction must be in writing and forwarded to the CCO for approval prior to execution of the transaction.

D. Pre-clearance of Personal Securities Transactions

Pre-clearance Requirements

1)	All relevant employees, must pre-clear all covered personal securities transactions by submitting a written request to the CCO (or his/her designate). Please keep in mind that only transactions in Asian securities need to be pre-cleared by the relevant employee.

Exempt Securities and Exempt Transactions, as defined in the Code of Ethics as well as the local rule (see below), are not subject to pre-clearance requirements

2)	Securities may not be purchased or sold by an relevant employee if, at the time of pre-clearance, there is a pending buy or sell order on the relevant trading desk on behalf of clients in the same Security or an equivalent Security.

3)	The Securities may not be purchased or sold if, at the time of pre-clearance, you are aware or should be aware that a client would be trading in the same security or an equivalent Security on the same day.

4)	Relevant employees are prohibited from purchasing or selling Securities during the period beginning 3 calendar days before a client trade in the same or equivalent security

E. Approval of Personal Securities Transactions

The CCO (or his/her designate) will review all pre-clearance requests to ensure no conflict or appearance of conflict exists. Once the CCO (or his/her designate) is satisfied that no conflicts exist, approval will be granted. Approvals are effective for 2 trading days from the day the approval has been granted. If the approved trade is not executed, a new pre-clearance request must be submitted and approval granted for you to execute the trade.

F. Initial Public Offerings

No relevant employee shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, without the prior written approval of the CCO (or his/her designate) who has been provided with full details of the proposed transaction and, if approved, will be subject to continuous monitoring for possible future conflicts.

G. Hedge Funds / Private Funds

Relevant employees may not acquire Beneficial Ownership of any hedge fund / private fund unless prior written approval from the COO (or his/her designate) has been granted.

Relevant employees who have acquired Beneficial Ownership of Securities in a hedge fund / private fund, must disclose the investment if the relevant employee plays a part in any consideration of an investment by an Advisory Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by the CCO (or his/her designate) who must not have Beneficial Ownership of any Securities of the issuer.

H. Short-Term Trading Profits

Relevant employees may not profit from the purchase and sale, or sale and purchase, within 30 days of the same securities or equivalent Securities (other than Exempt Securities) of which you have Beneficial Ownership. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization.

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership are sold for more than the purchase price of the same Securities or equivalent Securities, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

I. Reporting and Certification

I. Initial Reporting and Certification for New Employees

Within 10 days following the commencement of employment at PMA or its affiliates, all relevant employees are required to submit their acknowledge of the Code and declare their personal holdings and brokerage accounts to the CCO (or his/her designate). It is a condition of your employment with PMA that you disclose all of your personal accounts to the CCO (or his/her designate).

II. Quarterly Transactional Reporting for Non-Designated Broker Account(s)

Any relevant employee that maintains a brokerage or trading account AND does not have duplicate copies of account statements and transactional confirmations being sent directly to the attention of CCO, must complete and submit a quarterly transaction report for all trades previously pre-cleared by the CCO (or his/her designate).

Annual Reporting and Certification

All relevant employees are required to furnish a list of their Securities holdings and certify their compliance with the Code to the CCO in a month following the end of the calendar year. Such annual listing may be replaced by a duplicate copy of those reports on the trading records and /or the statement of the account balances regularly provided by the broker with which each of the relevant employees hold his/her account.

J. Books and Records

PMA is required to maintain records, at the end of each of its fiscal quarters, of each relevant employee's personal securities trades, including any securities traded that such person has a beneficial interest in.

In addition to information that is required to be reported throughout the year, PMA will maintain and preserve in an easily accessible place, the following; (electronically or in hard copy):

•	A copy of this Code of Ethics, or any other Code of Ethics, which have been effective within the previous 5 years.

•	A record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of 5 years following the end of the reporting year in which the violation occurs.

•	A record of any decision, and the reasons supporting the decision, that were used to approve a relevant employee's trade that was deemed an exception to the provisions of this Code of Ethics.

•	A copy of each report submitted under this Code of Ethics for a period of 5 years.

•	A list of all persons who are, or within the past 5 years were, subject to the reporting requirements of the Code of Ethics.

K. Remedial Actions

PMA reserves the right to cancel any trade (without prior notice and at the employee's expense) or to instruct you to cancel a trade at your expense. PMA may suspend or revoke your trading privileges at any time. Employee trading violations can result in penalties ranging from cancellation of an offending trade to termination of your employment. Any loss from an unauthorized or inappropriate trade will be charged to the employee and any profits may be forfeited to a charity of the employee's choice. Violations may also lead to civil or criminal proceedings and penalties. Failure to pre-clear trades, comply with any of the reporting requirements, or the filing of false or misleading information may result in sanctions including fines. All fines collected will be donated to an approved charity. Any remedial action taken is at the discretion of the CCO.

L. Blackout Periods

The personal trading and investment activities of all relevant employees are subject to scrutiny because of the fiduciary nature of the business. To avoid even the appearance of impropriety, relevant employees may be restricted from conducting personal investment transactions of designated securities during trade blackout periods and may be instructed to reverse (unwind a position) a previously personal investment transaction. Employees will receive further communications regarding the previously placed implementation of trading blackout periods.

M. Duty of Confidentiality

Unless legally required, PMA will not distribute or disclose, personal securities information or any personal information reported to PMA by officers and employees.